U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

INTERNET  BUSINESS'S  INTERNATIONAL,  INC.
(Exact name of registrant as specified in its charter)

Nevada         	                         33-0845463
(State of Incorporation)		   (I.R.S. Employer ID No.)

3900 Birch Street, Suite 111, Newport Beach,
California                                     92660
(Address of Principal Executive Offices)   (Zip Code)

Retainer Stock Plan for Non-Employee Directors and
Consultants
(Full title of the Plan)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite
113, Newport Beach, California 92660
(Name and address of agent for service)

(949) 975-0544
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of       Amount to be  Proposed  Proposed  Amount
Securities     Registered    Maximum   Aggregate of
to be                        Offering  Offering  Reg Fee
Registered                   Price Per Price
                             Share

Common
Stock          10,000,000    $0.001    $10,000  $2.64

(1) The Offering Price is used solely for purposes of
estimating the registration  fee pursuant to Rule
457(h) promulgated pursuant to the Securities Act of
1933.   The Offering Price per Share is established
pursuant to a Retainer Stock Plan for Non-Employee
Directors and Consultants, set forth in Exhibit 4.1 to this Form S-8 (see Exhibit Index on page 7).

Part I

Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

See Item 2 below.

Item 2.   Registrant Information and Employee Plan
Annual Information.

The documents containing the information specified in
Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule
428 promulgated under the Securities Act of 1933. The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the
Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

(a) The registrant's latest annual report on Form 10-K for the fiscal year ended June 30, 1999.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to in (a) above.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

General Description.

The Articles of Incorporation authorize the issuance of 199,000,000 shares of common stock, with a par value of $0.001. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive subscription or conversion rights and there is no redemption or sinking fund applicable thereto; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise.

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding
Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining
Shares will not be able to elect any of the Company's directors.

Dividends.

The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but
Unissued Stock.

One effect of the existence of authorized but unissued capital stock of the Company may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management.
If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Item 5. Interest of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the registrant.

Item 6. Indemnification of Directors and Officers.

Article V of the registrant's bylaws provide for the indemnification of the directors and officers of the registrant against expense of any action to which he was or is a party to is threatened to be made a party by reason of the fact that he is or was an officer of the registrant. Such indemnification shall be available if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, if it is a criminal action, he had no reasonable cause to believe his conduct was unlawful. If the action be one by or in the right of the registrant to procure a judgment in its favor, then in addition to the preceding requirements, an officer or director shall be indemnified only is he is not adjudged to be liable for negligence or misconduct in the performance of his duty to the registrant, or is he is adjudged to be liable for negligence or misconduct in such performance, then he shall be indemnified only to the extent that the court in which such action was brought shall determine that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses incurred. If there is indemnification, then it shall be for expenses actually and reasonably incurred by him in connection with such action.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

(h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Newport Beach, State of California, on October 6, 1999.

Internet Business's International, Inc.

By:  /s/ Albert R. Reda
     Albert R. Reda
     Chief Executive Officer/Secretary

Special Power of Attorney

The undersigned constitute and appoint Albert R. Reda their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S.
Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature            Title                 Date

/s/ Albert R. Reda   Chief Executive       Oct 6, 1999
Albert R. Reda       Officer, Secretary
                     and Director

/s/ Louis Cherry     Chairman of the Board Oct 6, 1999
Louis Cherry         President, and
                     Treasurer (Principal
                     Financial and
                     Accounting Officer)

EXHIBIT INDEX

Exhibit                                        Method of
Number    Description                          Filing

4.1       Retainer Stock Plan for Non-Employee See Below
          Directors and Consultants

4.2       Consulting Services Agreement
          (Mark Crist)                         See Below

5- 24.1   Opinion Re: Legality; Consent of     See Below
          Counsel

24.2      Consent of Accountant                See Below

25        Special Power of Attorney            See
                                               Signature
                                               Page